Exhibit 10.3

SIGHT SCIENCES, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

Non-employee members of the board of directors (the “Board”) of Sight Sciences, Inc. (the “Company”) shall receive cash and equity compensation as set forth in this Non-Employee Director Compensation Program (this “Program”). The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any subsidiary of the Company (each, a “Non-Employee Director”) who is entitled to receive such cash or equity compensation unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company. This Program shall remain in effect until it is revised or rescinded by further action of the Board. This Program may be amended, modified or terminated by the Board at any time in its sole discretion. The terms and conditions of this Program shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors. This Program shall become effective on the date of the effectiveness of the Company’s Registration Statement on Form S-1 relating to the initial public offering of common stock (the “Effective Date”).

CASH COMPENSATION

The schedule of annual retainers (the “Annual Retainers”) for the Non-Employee Directors is as follows:

Position	Amount
Annual Retainer	$40,000
Non-Executive Board Chair	$37,500
Lead Independent Director	$25,000
Chair of Audit Committee	$20,000
Chair of Compensation Committee	$15,000
Chair of Nominating and Governance Committee	$10,000
Member of Audit Committee (non-Chair)	$10,000
Member of Compensation Committee (non-Chair)	$7,500
Member of Nominating and Governance Committee (non-Chair)	$5,000

For the avoidance of doubt, the Annual Retainers in the table above are additive and a Non-Employee Director shall be eligible to earn an Annual Retainer for each position in which he or she serves. The Annual Retainers shall be earned on a quarterly basis based on a calendar quarter and shall be paid in cash by the Company in arrears not later than the fifteenth (15th) day following the end of each calendar quarter. In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable position, for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable.

Exhibit 10.3

EQUITY COMPENSATION

Each Non-Employee Director shall be granted the following awards of Restricted Stock Units (each, an “RSU Award”) under and subject to the terms and provisions of the Equity Plan under and within the meaning of the Company’s 2021 Incentive Award Plan or any other applicable Company equity incentive plan then-maintained by the Company (the “Equity Plan”). Each RSU Award shall be granted subject to an award agreement in substantially the form previously approved by the Board, and in the following amounts:

Initial RSU Award	A number of Restricted Stock Units (rounded to the nearest whole number) equal to $240,000 divided by the Reference Price.

Subsequent RSU Award	A number of Restricted Stock Units (rounded to the nearest whole number) equal to the $120,000 by the Reference Price.

For purposes of this Program, the “Reference Price” shall mean the closing sales price of one share of the Company’s common stock on the date of grant or on the last preceding trading day if the date of grant is not a trading day.

A. Initial RSU Awards. Each Non-Employee Director who is initially elected or appointed to the Board after the Effective Date shall receive the Initial RSU Award on the date of such initial election or appointment. No Non-Employee Director shall be granted more than one Initial RSU Award.

B. Subsequent RSU Awards. A Non-Employee Director who (i) has been serving as a Non-Employee Director on the Board for at least six (6) months as of the date of any annual meeting of the Company’s stockholders after the Effective Date and (ii) will continue to serve as a Non-Employee Director immediately following such meeting, shall be automatically granted a Subsequent RSU Award on the date of such annual meeting. For the avoidance of doubt, a Non-Employee Director elected for the first time to the Board at an annual meeting of the Company’s stockholders shall only receive an Initial RSU Award in connection with such election, and shall not receive any Subsequent RSU Award on the date of such meeting as well.

C. Termination of Employment of Employee Directors. Members of the Board who are employees of the Company or any subsidiary of the Company who subsequently terminate their employment with the Company and subsidiary of the Company and remain on the Board will not receive an Initial RSU Award, but to the extent that they are otherwise entitled, will receive, after termination of employment with the Company and any subsidiary of the Company, a Subsequent RSU Award.

Exhibit 10.3

D. Terms of RSU Awards Granted to Non-Employee Directors.

1. Vesting.

a. Initial RSU Awards. Each Initial RSU Award shall vest and become exercisable in substantially equal installments on each of the first three (3) anniversaries of the date of grant, such that the Initial RSU Award shall be fully vested on the third (3rd) anniversary of the date of grant, subject to the Non-Employee Director continuing in service as a Non-Employee Director through each such vesting date.

b. Subsequent RSU Awards. Each Subsequent RSU Award shall vest in a single installment on the earlier of the date of the next annual meeting of the Company’s stockholders or the first anniversary of the date of grant,, subject to the Non-Employee Director continuing in service as a Non-Employee Director through such vesting date.

c. Forfeiture of RSU Awards; Change in Control Vesting. Unless the Board otherwise determines, any portion of an Initial RSU Award or Subsequent RSU Award which is unvested at the time of a Non-Employee Director’s termination of service on the Board as a Non-Employee Director shall be immediately forfeited upon such termination of service and shall not thereafter become vested. All of a Non-Employee Director’s Initial RSU Awards and Subsequent RSU Awards shall vest in full immediately prior to the occurrence of a Change in Control (as defined in the Equity Plan), to the extent outstanding at such time.

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